Exhibit 16.1

December 6, 2007

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:   BPO Management Services, Inc.

We have read the statements that we understand BPO Management Services, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ Kelly & Company

Kelly & Company